News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603
Conference call, 1:00 PM., EDT May 10, 2006	888.867.5802
Confirmation #14609295
Replay available at http://www.irwinfinancial.com/ir-set.html

IRWIN FINANCIAL CORPORATION ANNOUNCES

FIRST QUARTER 2006 RESULTS

  Solid Results in Commercial Segments
  Credit Quality Remains Strong-Delinquencies Decline in Each Segment
  Mortgage Segment Results Accounted for as a Discontinued Operation
  16 Percent Year-over-Year Increase in EPS from Continuing Operations

(Columbus, IN, May 10, 2006) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on small business and consumer mortgage lending today announced net income from continuing operations for the first quarter of 2006 of $8.5 million or $0.29 per diluted share. This compares with diluted earnings per share from continuing operations of $0.25 and $0.29 million, respectively, in the first and fourth quarters of 2005. Return on equity from continuing operations was 6.6 percent, compared to 5.8 percent in the year-earlier period.

In the first quarter of 2006, the Corporation announced that it was examining its strategic alternatives for the mortgage banking line of business, including the possible sale of Irwin Mortgage. It has since narrowed the focus to exiting this segment and is pursuing a sale of the business. As a result this segment is now reported as "Discontinued Operations." While the conventional mortgage segment continues to operate in a business-as-usual mode, the Corporation is engaged in discussions with potential purchasers, but has not reached a sale agreement. These discontinued operations recorded an after-tax loss of $10.3 million in the first quarter of 2006, compared with an after-tax loss of $9.8 million in the year-earlier period, reflecting mortgage servicing right (MSR) hedge losses in excess of GAAP-based MSR impairment reversal. Including the discontinued operations, the Corporation recorded a net loss of $1.9 million or $0.07 per diluted share, compared to a $2.5 million loss in the year earlier period.

"Irwin Union Bank and Irwin Commercial Finance again recorded very good earnings in the first quarter-another quarterly record in the case of commercial finance. The steady progress of both segments in expanding market share with good loan growth and credit quality reinforces the decision made earlier this year to focus our resources and capital on the growth of these two lines of business and our home equity segment," said Will Miller, Chairman of Irwin Financial. "By reallocating our resources to these segments, we believe we can create significant value.

"Last month, we announced a meaningful step to improve the performance of our home equity segment. Our decision to restructure this segment to focus on the two channels which have been consistently profitable for us--broker and correspondent--and to deemphasize the higher-cost retail channel should show meaningful positive effect by late in the second quarter. Both this initiative and our decision to exit conventional first mortgage banking were difficult for our management teams at home equity and mortgage banking. Nonetheless, I believe they are the right steps to help return Irwin Financial to a more predictable and sustainable path of long-term success in small business and consumer lending," Miller concluded.

Financial highlights for continuing operations (commercial banking, commercial finance, and home equity lending) for the period include:
$ in millions, except EPS	1Q 2006	1Q 2005	Percent Change	4Q 2005	Percent Change
Net Interest Income After Provision for Losses	$52	$49	6%	$54	(3)%
Non-Interest Income	13	18	(26)	8	63
Total Consolidated Net Revenues	66	67	(2)	62	6
Non-Interest Expense	52	55	(6)	48	8
Net Income From Continuing Operations	8.5	7.2	17	8.6	(1)
Earning per Share (diluted)	0.29	0.25	16	0.29	-
Loans and Leases	4,706	3,477	35	4,478	5
Mortgage Loans Held for Sale	466	327	43	514	(9)
Deposits	4,074	3,770	8	3,899	5
Shareholders' Equity	528	496	6	512	3
Total Risk-Based Capital Ratio	12.7%	15.0%		13.1%
Return on Average Equity	6.6%	5.8%		6.6%

Consolidated net revenues for continuing operations increased six percent on a sequential quarter basis, although revenues were down modestly as compared to a year earlier due to lower secondary market gains on sales of loans. Non-interest operating expenses increased eight percent on a sequential quarter basis due principally to increases in employment taxes, pension and other long-term benefits, but were six percent lower than a year earlier.

The consolidated loan and lease portfolio was $4.7 billion as of March 31, 2006, a $0.2 billion or 22 percent annualized increase as compared to the end of the fourth quarter. This growth reflects approximately equal increases in both our commercial and home equity portfolios. Home equity mortgage loans held for sale totaled $464 million, down modestly from $513 million at the end of the fourth quarter.

Deposits totaled $4.1 billion at March 31, 2006, up $0.2 billion from December 31, 2005, as certain public fund deposits which had been allowed to run-off as of year-end were replaced to fund loan growth. We elected not to raise deposit rates as aggressively as some competitors in the face of greater price-based competition. As a result, core deposit balances averaged $2.4 billion during the quarter, down 3 percent from the fourth quarter of 2005.

The Corporation had $528 million or $17.76 per share in common shareholders' equity as of March 31, 2006. At quarter end, Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 10.5 percent and 12.7 percent, respectively, compared to 10.3 percent and 13.1 percent as of December 31, 2005. During the quarter, the Corporation called $52 million of convertible trust preferred stock (IFC Capital Trust III). Approximately $20 million was converted to common stock. The remainder was redeemed and refinanced into Tier-1 eligible, 30-year, non-convertible trust preferred stock with a coupon set for the first five years at 6.69 percent, thereafter floating at 3-month LIBOR plus 1.49 percent (IFC Capital Trust IX). The new securities are callable at par after five years.

Nonperforming assets (including other real estate owned of $17 million) were $55 million or 0.80 percent of total assets as of March 31, 2006, relatively unchanged from $54 million or 0.81 percent of total assets at the end of December. The on-balance sheet allowance for loan and lease losses totaled $64 million as of March 31, up $5 million from the end of the fourth quarter. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases was 177 percent at March 31, compared to 160 percent at December 31.

The consolidated loan and lease loss provision totaled $9.2 million, up slightly from the fourth quarter of 2005 and compared favorably to quarterly net charge-offs, which totaled $4.5 million. Consolidated thirty-day and greater delinquencies decreased on a sequential quarter basis in each of our three product lines. The specific levels of 30-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for principal credit-related portfolios are shown in the next table.

	Commercial Banking	Home Equity Lending On Balance Sheet	Commercial Finance
March 31, 2006 Portfolio ($ in Billions)	$ 2.8	$ 1.5	$ 0.9

30-Day and Greater Delinquencies
- March 31, 2006	0.10%	1.90%	0.47%
- December 31, 2005	0.13	2.23	0.66
- September 30, 2005	0.12	2.01	0.59
- June 30, 2005	0.15	1.70	0.54
- March 31, 2005	0.66	1.82	1.10

Annualized Net Charge-offs
- 1Q06	0.09%	0.84%	0.35%
- 4Q05	0.16	0.26	0.47
- 3Q05	0.09	0.36	0.58
- 2Q05	0.13	0.43	0.88
- 1Q05	0.07	0.15	0.88

Allowance to Loans and Leases (1)
- March 31, 2006	0.92%	2.49%	1.31%
- December 31, 2005	0.92	2.40	1.32
- September 30, 2005	0.93	2.89	1.37
- June 30, 2005	0.96	1.84	1.42
- March 31, 2005	1.00	2.05	1.58

(1)  Home Equity on balance sheet Allowance to Loans and Leases relates to Loans Held for Investment portfolio only.

Segment Results

Net income (loss) by line of business is shown below, with additional detail available in the segment summary tables at the end of this release and in the Corporation's Form 10-Q for the period ended March 31, 2006.
Net Income(loss) ($ in millions)	1Q 2006	1Q 2005	Percent Change	4Q 2005	Percent Change
Commercial Banking	$ 6.8	$ 5.5	24%	$8.7	(22)%
Commercial Finance	2.9	0.7	315	2.8	4
Home Equity	1.0	2.0	(49)	(1.5)	169
Other Segments, Including Parent (1)	(2.2)	(1.0)	(126)	(1.3)	(64)
Net Income from Continuing Operations	8.5	7.2	17	8.6	(1)

Loss from Discontinued Operations--Mortgage Banking (1)	(10.3)	(9.8)	(6)	(2.1)	(383)
Consolidated Net Loss	(1.9)	(2.5)	27	6.5	(129)
___________________________ (1) First quarter and fourth quarter 2005 presentation has been adjusted from a year earlier to reflect SFAS 144 limitations on inter-company allocation charges.

Commercial banking earned net income of $6.8 million, a $1.3 million increase over the first quarter of 2005, but a $1.9 million decrease compared with the fourth quarter of 2005. The year-over-year improvements reflect increases in net interest income from loan portfolio growth, while the sequential quarter decline reflects reduced spread income from lower excess liquidity and normal first quarter increases in employment taxes, pension expense and other long-term benefits.

The commercial banking segment continued to have strong loan growth. Loans outstanding as of March 31, 2006, totaled $2.8 billion, representing a $0.1 billion or 14 percent annualized growth during the quarter and have grown 21 percent over the past year. Net interest margin was 3.98 percent during the quarter, up from 3.81 percent during the fourth quarter and 3.75 percent a year ago as excess liquidity sold internally during 2005 was redeployed during the first quarter into loan assets in this segment. Management expects similarly strong net interest margin in the second quarter.

Credit quality continues to be a positive for this segment. As noted in the table above, thirty-day and greater delinquencies were 0.10 percent as of March 31, compared to 0.13 percent at December 31. The commercial banking segment's loan and lease loss provision of $1.5 million during the quarter compared favorably to net charge-offs of $0.6 million.

The commercial finance line of business earned $2.9 million in the first quarter of 2006, $2.2 million and $0.1 million increases as compared to the first and fourth quarter of 2005, respectively. Net income was another quarterly record for this segment. Loan and lease fundings totaled $120 million during the quarter compared to $83 million in the year earlier period.

The segment's loan and lease portfolio now totals $0.9 billion, representing a $0.2 billion or a 33 percent increase over the past year. Net interest income totaled $9.7 million, a $0.5 million sequential quarter increase. Net interest margin increased modestly to 4.67 percent, as compared to 4.65 percent in the prior quarter.

The loan and lease loss provision in this segment totaled $1.2 million during the quarter, down from $1.4 million during the prior quarter, reflecting continued improvement in credit quality. Net charge-offs declined to $0.7 million, as compared to $0.9 million in the prior quarter and $1.4 million a year earlier. The thirty-day and greater delinquency ratio in this segment decreased to 0.47 percent at March 31, from 0.66 percent on December 31.

The home equity segment earned $1.0 million during the first quarter, compared with a loss of $1.5 million during the fourth quarter and earnings of $2.0 million in the first quarter of 2005. Improved servicing fee income, due to incentive servicing fees, and hedge gains resulted in the sequential improvement in net income. Credit quality continues to meet management's expectations.

Loan originations totaled $284 million in the first quarter, down 11 percent from $318 million in the fourth quarter, and also down from $430 million a year earlier. The decline in volume was primarily in the retail channel. In April, we announced our intention to restructure the retail channel significantly due to its higher origination costs and lower lead-to-close pull through rates as compared to the segment's broker and correspondent channels. This restructuring is expected to result in a one-time charge of approximately $3 million pre-tax in the second quarter. Notwithstanding this one-time charge, management expects underlying profitability to be sufficient for the segment to be profitable in the second quarter. In the second half of the year, we expect this segment's annualized expense run-rate will decline by approximately $15 million due to cost reductions related to the restructurings.

Thirty-day and greater delinquencies on the segment's on balance sheet portfolio declined to 1.90 percent from 2.23 percent at year end. Loan loss provision totaled $6.6 million, up from $6.1 million in the fourth quarter. Approximately $2.9 million of the current period provision related to the acquisition of seasoned loans in conjunction with clean-up calls of previous asset-backed securitizations. Net charge-offs were approximately $3.2 million during the first quarter, compared to $0.9 million during the fourth quarter. This increase reflects losses incurred from the increase in bankruptcy filings during the fourth quarter as well as shifting product mix, loan seasoning, and normal seasonality. Notwithstanding the increase in bankruptcy-related charge-offs, the percentage of our customers who have taken personal bankruptcy but remain current on their obligation to us, remains at a historically high level.

The parent and other consolidating entities lost $2.2 million during the first quarter, compared to a loss of $1.0 million in the first quarter of 2005. The increased loss related principally to $1.1 million write-off of debt issuance costs associated with IFC Capital Trust III which was called during the first quarter. Finally, adoption of SFAS 123R resulted in an increase in consolidated expense of approximately $250 thousand during the first quarter. Due to timing of stock option vesting and new option issuance, this expense is expected to increase to an average of $500 thousand for each of the remaining quarters in 2006.

Discontinued Operation--Conventional Mortgage Segment

As noted above, in the first quarter of 2006 the Corporation announced that it was examining its strategic alternatives for the mortgage banking line of business, including the possible sale of Irwin Mortgage. It has since narrowed the focus to exiting this segment and is pursuing a sale of the business. Although final disposition plans have not been concluded, in conformity with SFAS 144 these operations are now being reported as "Discontinued Operations." Due to the status of the sales efforts, no costs associated with exit or disposal activities as contemplated under SFAS 146 were accrued during the first quarter of 2006. In the event such a liability is required based on ultimate disposition economics, it would be recorded at the time such a liability is incurred.

Mortgage banking discontinued operations recorded a net loss of $10.3 million, compared to a net loss $2.1 million and $9.8 million in the fourth quarter and first quarter of 2005, respectively. The loss in the current period reflects net MSR hedge losses in excess of accounting based impairment reversal in the rising rate environment experienced in the quarter. The hedge structures employed during the first quarter of 2006, which were designed concurrent with the decision to exit the segment, were intended to hedge the economic rather than accounting value of the portfolio in order to optimize potential sale proceeds. The ultimate outcome of this strategic change in hedging approach will be determined by final portfolio sale proceeds.

Loan production of $2.2 billion decreased 5 percent as compared to originations of $2.4 billion in the fourth quarter. The ratio of gains on sale of loans to loans sold in the secondary market was 0.68 percent. This was a modest increase as compared to the fourth quarter, but continues to indicate signs of intense price competition.

The segment had no bulk MSR sales in the quarter and its servicing portfolio totaled $18.4 billion at March 31, up modestly from $18.3 billion at December 31, 2005. Thirty-day and greater delinquencies on the portfolio declined to 4.02 percent, from 5.41 percent at year end.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth in our earnings, projected loan originations, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing and residual portfolios and incentive servicing fees;
  statements about our estimated expenses;
  statements about the discontinued operations and efforts to sell our conventional mortgage banking segment; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our residual, servicing and derivatives portfolios, including assumptions we embed in the valuation and short-term swings in the valuation of such portfolios due to quarter-end movements in secondary market interest rates which are inherently volatile; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality of our loan and lease assets, including deterioration resulting from the effects of recent natural disasters; unanticipated deterioration in or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining funding as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in consumer or commercial lending rules, disclosure rules or rules affecting corporate governance, and the availability of resources to address these rules; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the final outcome and implications of our intention to sell our conventional mortgage banking segment; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on Wednesday, May 10, at 1:00 p.m. EDT. Greg Ehlinger, Senior Vice President and CFO, Will Miller, CEO, and Jody Littrell, First Vice President and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is (888) 867-5802; please tell the operator you would like to join the Irwin Financial call, confirmation #14609295. A replay of the call will be available on the Irwin Financial Corporation website at http://www.irwinfinancial.com/ir-set.html.

# # #

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data)
	Q1-2006	Q1-2005	$ Change	% Change	Q4-2005
Net Interest Income	$61,280	$52,490	$8,790	16.7%	$62,604
Provision for Loan and Lease Losses	(9,193)	(3,480)	(5,713)	(164.2)	(8,905)
Noninterest Income	13,462	18,179	(4,717)	(25.9)	8,260
Total Net Revenues	65,549	67,189	(1,640)	(2.4)	61,959
Noninterest Expense	52,339	55,438	(3,099)	(5.6)	48,338
Income from Continuing Operations before Income Taxes	13,210	11,751	1,459	12.4	13,621
Income Taxes on Continuing Operations	4,734	4,519	215	4.8	5,031
Net Income from Continuing Operations	8,476	7,232	1,244	17.2	8,590
Loss from Discontinued Operations, Net of Tax	(10,334)	(9,777)	(557)	(5.7)	(2,139)
Net Income (Loss)	($1,858)	($2,545)	$687	27.0	$6,451

Dividends on Common Stock	$3,268	$2,851	$417	14.6	$2,862

Diluted Earnings Per Share (29,147 Weighted Average Shares Outstanding)
From Continuing Operations	$0.29	$0.25	0.04	16.0	$0.29
From All Operations	($0.07)	($0.09)	0.02	22.2	0.23
Basic Earnings Per Share (28,939 Weighted Average Shares Outstanding)
From Continuing Operations	0.29	0.25	0.04	16.0	0.30
From All Operations	(0.06)	(0.09)	0.03	33.3	0.23
Dividends Per Common Share	0.11	0.10	0.01	10.0	0.10

Net Charge-Offs	$4,500	$2,115	$2,385	112.8	$2,980

Performance Ratios - Quarter to Date:
Return on Average Assets from Continuing Operations	0.5%	0.5%			0.5%
Return on Average Equity from Continuing Operations	6.6%	5.8%			6.6%

	March 31,	March 31,			December 31,
	2006	2005	$ Change	% Change	2005
Loans Held for Sale	$465,812	$326,562	$139,250	42.6%	$513,554
Loans and Leases in Portfolio	4,705,850	3,477,435	1,228,415	35.3	4,477,943
Allowance for Loan and Lease Losses	(63,923)	(44,628)	(19,295)	(43.2)	(59,223)
Assets held for sale IMC	1,212,617	1,232,647	(20,030)	(1.6)	1,210,730
Total Assets	6,795,682	5,551,781	1,243,901	22.4	6,646,524
Total Deposits	4,074,500	3,770,414	304,086	8.1	3,898,993
Shareholders' Equity	527,693	496,221	31,472	6.3	512,334
Shareholders' Equity available to Common Shareholders (per share)	17.76	17.40	0.36	2.1	17.90
Average Equity/Average Assets	7.8%	9.3%			8.0%
Tier I Capital	$699,523	$657,468	$42,055	6.4	$675,316
Tier I Leverage Ratio	10.5%	12.0%			10.3%
Total Risk-based Capital Ratio	12.9%	15.0%			13.1%
Nonperforming Assets to Total Assets	0.80%	0.75%			0.81%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Banking	Q1-2006	Q1-2005	$ Change	% Change	Q4-2005
Net Interest Income	$29,862	$24,560	$5,302	21.6%	$30,582
Provision for Loan and Lease Losses	(1,476)	(1,000)	(476)	(47.6)	(1,350)
Other Revenues	4,268	4,381	(113)	(2.6)	4,317
Total Net Revenues	32,654	27,941	4,713	16.9	33,549

Salaries, Pension, and Other Employee Expense	13,488	11,947	1,541	12.9	11,727
Other Expenses	7,983	6,808	1,175	17.3	7,446
Income Before Income Taxes	11,183	9,186	1,997	21.7	14,376
Income Taxes	4,421	3,717	704	18.9	5,714
Net Income	$6,762	$5,469	$1,293	23.6	$8,662

Net Charge-offs	$591	$412	$179	43.5	$1,102
Net Interest Margin	3.98%	3.75%			3.81%

	March 31,	March 31,			December 31,
	2006	2005	$ Change	% Change	2005
Securities and Short-Term Investments	$282,665	$493,251	($210,586)	(42.7)%	$340,811
Loans and Leases	2,766,534	2,279,907	486,626	21.3	2,680,220
Allowance for Loan and Lease Losses	(25,554)	(22,819)	(2,735)	(12.0)	(24,670)

Interest-Bearing Deposits	2,537,639	2,352,569	185,070	7.9	2,454,722
Noninterest-Bearing Deposits	365,688	331,888	33,800	10.2	342,913

Delinquency Ratio (30+ days):	0.10%	0.66%			0.13%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Finance	Q1-2006	Q1-2005	$ Change	% Change	Q4-2005
Net Interest Income	$9,692	$7,612	$2,080	27.3%	$9,183
Provision for Loan and Lease Losses	(1,164)	(2,110)	946	44.8	(1,410)
Other Revenues	2,149	1,908	241	12.6	1,865
Total Net Revenues	10,677	7,410	3,267	44.1	9,638

Salaries, Pension, and Other Employee Expense	5,166	3,948	1,218	30.9	4,495
Other Expenses	771	2,238	(1,467)	(65.5)	482
Income Before Income Taxes	4,740	1,224	3,516	287.3	4,661
Income Taxes	1,849	528	1,321	250.2	1,891
Net Income (Loss)	$2,891	$696	$2,195	315.4	$2,770

Net Charge-Offs	$747	$1,368	($621)	(45.4)	$937
Loans sold	12,074	12,400	(326)	(2.6)	7,513
Net Interest Margin	4.67%	4.85%			4.65%
Total Fundings of Loans and Leases	$120,082	$83,362	$36,720	44.0	$138,544

	March 31,	March 31,			December 31,
	2006	2005	$ Change	% Change	2005
Investment in Loans and Leases	$856,073	$644,020	$212,053	32.9	$817,208
Allowance for Loan and Lease Losses	(11,180)	(10,186)	(994)	(9.8)	(10,756)
Weighted Average Coupon	8.89%	9.06%			8.88%
Delinquency ratio (30+ days)	0.47%	1.10%			0.66%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands)
Home Equity Lending	Q1-2006	Q1-2005	$ Change	% Change	Q4-2005
Net Interest Income	23,669	20,433	3,236	15.8	23,264
(Provision for) Recovery of Loan Losses	(6,553)	(371)	(6,182)	(1666.3)	(6,146)
Gain on Sales of Loans, Including Points and Fees	1,933	8,268	(6,335)	(76.6)	1,986
Servicing Income, net	2,061	2,743	(682)	(24.9)	776
Other Revenues	3,393	1,513	1,880	124.3	717
Total Net Revenues	24,503	32,586	(8,083)	(24.8)	20,597

Salaries, Pension, and Other Employee Expense	13,600	19,248	(5,648)	(29.3)	14,239
Other Expense	9,171	9,919	(748)	(7.5)	8,832
Income Before Income Taxes	1,732	3,419	(1,687)	(49.3)	(2,474)
Income Taxes	698	1,374	(676)	(49.2)	(981)
Net Income	$1,034	$2,045	($1,011)	(49.4)	($1,493)

Loan Volume	$284,375	$429,614	($145,239)	(33.8)	$318,134
Percent retail	24.8%	40.2%			47.1%
Percent brokered	25.6	24.3			29.4
Percent correspondent	31.3	19.2			19.9
Percent other	18.3	16.3			3.6
Loans Sold	140,243	322,054	(181,811)	(56.5)	164,462
Net Charge-offs (Loans Held for Investment)	3,162	336	2,826	841.1	937

	March 31,	March 31,			December 31,
	2006	2005	$ Change	% Change	2005
Home Equity Loans Held for Sale	$464,490	$325,719	$138,771	42.6%	$513,231
Home Equity Loans Held for Investment	1,083,273	553,310	529,963	95.8	980,406
Allowance for Loan and Lease Losses	(26,944)	(11,364)	(15,580)	(137.1)	(23,552)
Residual Asset	7,900	45,900	(38,000)	(82.8)	15,580
Servicing Asset	31,679	46,765	(15,086)	(32.3)	30,502
Managed Portfolio	1,621,286	1,159,076	462,210	39.9	1,593,509
Delinquency Ratio (30+ days)	2.29%	3.69%			3.04%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Mortgage Banking - Discontinued Operations	Q1-2006	Q1-2005	$ Change	% Change	Q4-2005
Net Interest Income	$7,281	$7,723	($442)	(5.7)%	$8,714
Recovery of (Provision for) Loan Losses	(47)	189	(236)	(124.9)	(12)
Gain on Sales of Loans	15,349	24,973	(9,624)	(38.5)	14,774
Gain on Sale of Servicing	(23)	1,185	(1,208)	(101.9)	(829)
Loan Servicing Fees, Net of Amortization Expense	4,120	4,415	(295)	(6.7)	5,350
Impairment of Servicing Assets, Net of Hedging	(18,219)	(14,895)	(3,324)	(22.3)	(6,145)
Other Revenues	732	2,184	(1,452)	(66.5)	1,066
Total Net Revenues	9,193	25,774	(16,581)	(64.3)	22,918

Salaries, Pension, and Other Employee Expense	14,375	23,868	(9,493)	(39.8)	13,222
Other Expenses	12,035	18,610	(6,575)	(35.3)	14,044
Income Before Income Taxes	(17,217)	(16,704)	(513)	(3.1)	(4,348)
Income Taxes	(6,883)	(6,446)	(437)	(6.8)	(1,728)
Net Income	($10,334)	($10,258)	($76)	(0.7)	($2,620)

Total Mortgage Loan Originations:	$2,245,676	$2,812,411	($566,735)	(20.2)	$2,369,567
Percent retail	5%	16%			6%
Percent wholesale	57%	36%			57%
Percent brokered	1%	11%			1%
Percent correspondent	37%	37%			36%
Refinancings as a Percentage of Total Originations	46%	54%			45%

	March 31,	March 31,			December 31,
	2006	2005	$ Change	% Change	2005
Owned Servicing Portfolio Balance	$18,388,160	$24,458,656	($6,070,496)	(24.8)%	$18,265,288
Weighted average interest rate	5.84%	5.72%			5.79%
Delinquency ratio (30+ days):	4.02%	3.46%			5.41%
Conventional	2.78%	2.01%			3.75%
Government	6.37%	5.67%			8.63%
Loans held for sale	$766,502	$727,310	39,192	5.4	$779,966
Servicing Asset	266,955	336,555	(69,600)	(20.7)	261,309